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                                                                 EXHIBIT 10.1(c)

                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made and entered into as of this 1st day of March, 1996 (the "Effective Date"), by and between STARTRONIX USA, INC., a Delaware corporation (the "Company"), and NORMAN MITCHELL SHINK, a resident of the State of Arizona ("Executive"). In consideration of the employment by the Company and of the compensation and other remuneration paid, and to be paid, by the Company and received by Executive for such employment, and for other good and valuable consideration, the receipt and sufficiency of which is here acknowledged by Executive, it is agreed by and between the parties hereto as follows:

        1. Employment. The Company agrees to employ Executive as its President and Chief Operating Officer and Executive agrees that he will devote his productive time, skill, energy, knowledge and best efforts during the period of his employment to such duties as the President and Chief Executive Officer and the Board of Directors of the Company may reasonably assign to him, and he will faithfully and diligently endeavor to the best of his ability to further the best interest of the Company during the period of employment. Certain of such duties are summarized in Schedule A. However, Executive is not prohibited from
(a) making personal investments in any other businesses, as long as those investments do not require Executive to participate in the operation of the companies in which he invests and such other businesses are not in competition with the Company or any of its subsidiaries or (b) from participating as a Board member of a not for profit entity or of a non-competing business enterprise, provided such activities do not impinge on the time available to provide his services to Company.

        2. Terms. Executive's employment will begin on the date hereof and will end on February 28, 2001, a term of five (5) years, unless earlier terminated in accordance with the terms hereof or extended upon the mutual consent of both parties.

        3. Compensation. On the terms and subject to the conditions of this Agreement, (i) the Company will pay Executive a salary and a bonus determined in accordance with Schedule B, and (ii) the Company will provide Executive with three weeks of vacation per year and other employee benefits consistent with those provided by the Company to similarly situated executives. Such additional benefits shall include medical (including hospital) and dental insurance for Executive and his dependents. However, the parties acknowledge that at present the Company does not have medical insurance for its key employees. Accordingly, until such time as the Company obtains and makes available to Executive medical insurance for Executive and his dependents comparable to that afforded to Executive by his prior employer, the Company shall pay Executive $500 per month to allow him to pay for such insurance. Executive will be entitled to reimbursement of all expenses incurred by him in the performance of his duties, in accordance with the Company's normal policy, subject to presenting of appropriate vouchers.

        4. Termination. (a) Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate Executive's employment (i) upon thirty (30) days'


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written notice to Executive, without cause or reason or (ii) without notice, with "cause" (as hereinafter defined). In addition, this Agreement will terminate automatically upon the death of the Executive. "Cause" means any act or omission by Executive which, in the reasonable judgment of the Company, is inimical to the Company's best interests. In the event of any dispute between the Company and Executive as to whether the Company's basis for such termination constituted "cause," Executive will have the burden of proving that the Company's determination was unreasonable.

        (b) If the Company terminates Executive's employment without cause (including a resignation by Executive upon or following breach or constructive termination by the Company under applicable law), the Company shall thereupon pay Executive in a lump sum (in addition to base salary and any bonus, as provided in Schedule B, during the thirty (30) day notice period) severance pay in an amount equal to:

                         (i) one month's base salary, if termination occurs prior to September 1, 1996;

                         (ii) five months' base salary, if termination occurs on or after September 1, 1996 but before February 29, 1997; or

                         (iii) six months' base salary, if termination occurs on or after February 28, 1997 but before February 28, 2001.

        (c) If termination of Executive's employment shall occur by reason of the death or resignation of Executive (except for a resignation upon or following breach or constructive termination by the Company under applicable law), or because the Company terminates Executive's employment for "cause" (as hereinafter defined), no severance pay or benefits will be payable beyond the date of such termination.

        (d) If the Executive's employment hereunder terminates for any reason, Executive will be entitled to a bonus, pro rated to the date of termination, determined in accordance with Schedule B.

    5. Disclosure of Information.

        (a) Definitions. For purposes of this Paragraph 5, the following terms have the meanings specified below:

        "Business" means the development, marketing and distribution of products or services of the type offered by the Company or any of its subsidiaries, including: (i) the development, marketing and distribution of (1) screen phones, touch screens and other receiving hardware to provide home shopping, bill paying, banking, utility meter reading, swipe-card services, access to video and audio programming (whether from low-orbiting satellites or other sources),

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wireless communications, emergency response, Services for "On-Line" home-based businesses accessing the Internet, and related hardware or software, and (2) wireless communications and/or pagers, including without limitation hardware and services related to a telecom./pager wrist watch with access to information, including winning lottery numbers, weather conditions, sports scores and stock market and financial data, and related hardware and software; and (ii) the provision of international long distance, domestic long distance or local telephone time or services in the United States, including (1) the prepayment of telephone charges, (2) telephone debit cards, (3) international or domestic long distance local telephone sales or resales, (4) international calling from non-U.S. locations to the United States, (5) "1 plus 1" residential telephone service, (6) business telephone service.

        "Confidential Information" means information relating to the operations, customers, or finances of the Company, or the Business, that derives value from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, and lists of or identifying information about actual or potential customers or suppliers, whether or not reduced to writing, certain unpatented information relating to the research and development, manufacture or serving of the Company's products, information concerning proposed new products, market feasibility studies and proposed or existing marketing techniques or plans. Confidential Information also includes the same types of confidential information relating to the operations, customers, finances or Business of any affiliate of the Company, if such information is learned by Executive during the term of this Agreement or in connection with Executive's performance of Services. Confidential Information also includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Notwithstanding the foregoing, Confidential Information does not include information which (i) is already known to Executive at the time it is disclosed to Executive, (ii) has become generally known to the public through no wrongful act of Executive or
(iii) has been rightfully received by Executive from a third party without restriction on disclosure and without, to Executive's knowledge, a breach of an obligation of confidentiality running directly or indirectly to the Company or any affiliate thereof. Confidential Information that is not also a trade secret will constitute Confidential Information only for three (3) years after the Termination Date.

        "Customer" means any customer of the Company in the United States that Executive, during the one (1) year period prior to the Termination Date, (i) provided goods or services to or solicited on behalf of the Company; or (ii) about whom Executive possesses Confidential Information.




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        "Person" means any individual, corporation, partnership, limited liability company, association, municipality, government agency, government, unincorporated organization or other entity.

        "Services" means the duties and functions that Executive provides in the United States as an employee of the Company, including the duties and functions expressly set forth on Schedule A attached hereto. Executive acknowledges that Executive has been informed of and discussed with the Company the specific activities that Executive will perform as Services and that Executive understands the scope of the activities that constitute Services under this Agreement.

        "Termination Date" means the last day Executive is employed by the Company, whether the termination is voluntary or involuntary and whether with or without cause.

        b. Confidential Information. Executive shall protect Confidential Information. Except as required in connection with work for the Company, Executive shall not use, disclose or give to others, during or after Executive's employment, any Confidential Information.

        c. Return of Materials. On the Termination Date or for any reason or at any time at the Company's request, Executive shall deliver promptly to the Company all materials, documents, plans, records, notes, manuals, subcontracts, procedures and other papers and any copies thereof in Executive's possession, custody or control relating to the Company or the Business, all of which at all times will be the property of the Company.

        d. Solicitation of Customers. During employment and, if Executive is employed by the Company for at least six (6) months, for at least three (3) months after the Termination Date, Executive shall not solicit Customers within the United States for the purpose of providing products or services comparable to those provided by the Business, except on behalf of the Company.

        e. Solicitation of Company Employees. During employment and, if Executive is employed by the Company for at least six (6) months, for at least three (3) months after the Termination Date, Executive shall not solicit for employment with another Person anyone who is an employee of the Company.

        f. Disparagement. Executive shall not at any time make false, misleading or disparaging statements about the Company, including the Business, management, employees and Customers. The Company shall not make false, misleading or disparaging statements about Executive.




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        g. Future Employment Opportunities. If Executive is employed by Company for at least three (3) months, for a period commencing on the Termination Date and ending three (3) months thereafter, Executive shall (a) provide any prospective employer with a copy of this Section 5, and (b) upon accepting any position, provide the Company with the employer's name and a description of the services, if any, Executive will provide for such employer.

        h. Work for Hire Acknowledgment; Assignment. All writings, drawings, photographs, tapes, recordings, computer programs and other works in any tangible medium of expression, regardless of the form of medium, which are prepared by Executive, or to which Executive contributes, in connection with Executive's employment by the Company (collectively the "Works") and all copyrights and other rights in and to the Works, belong solely, irrevocably and exclusively throughout the world to the Company as works made for hire. However, to the extent any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a "work made for hire," Executive hereby assigns, grants and delivers, Solely, irrevocably, exclusively and throughout the world to the Company all copyrights and other rights to the Works. Executive also agrees to cooperate with the Company and to execute such other further grants and assignments of all rights as the Company from time to time reasonably may request for the purpose of evidencing, enforcing, registering or defending its ownership of the Works and the copyrights in them, and Executive hereby irrevocably constitutes and appoints the Company as Executive's agent and attorney-in-fact, with full power of substitution, in Executive's name, place and stead, to execute and deliver any and all such assignments or other instruments which Executive shall fail or refuse promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Paragraph 5(h), Executive agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its discretion, may determine.

        i. Inventions, Ideas and Patents. Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive (developed alone or with others) conceived or made during and related to Executive's employment by the Company. Executive assigns to the Company any such invention or idea in any way connected with Executive's employment or related to the Business, research or development of the Company, or demonstrably anticipated research or development of the Company, and will cooperate with the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and conform the exclusive ownership of the Company of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any



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       assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes written notification to Executive that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company or any Customer was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) directly to the Business or (ii) to the actual or demonstrably anticipated research or development of the Company, or (b) the invention results from any work performed by Executive for the Company.

             j. Independence of Covenants. The covenants contained herein are to be construed as agreements independent of each other and of any other provision of this or any other contract between the parties hereto, and the existence of any claim or cause of action by Executive against the Company, whether predicated upon this or any other contract, will not constitute a defense to the enforcement by the Company of said covenants.

       6. Right to Injunctive Relief. (a) Executive recognizes and agrees that the injury the Company will suffer in the event of the Executive's breach of any covenant or agreement contained herein cannot be compensated by monetary damages alone, and Executive therefore agrees that the Company, in addition and without limiting any other remedies or rights that the Company may have, either under this Agreement or otherwise, the Company will have the right to obtain an injunction against Executive from any court of competent jurisdiction enjoining any such breach.

                (b) The Company recognizes and agrees that the injury Executive will suffer in the event of the Company's breach of any covenant or agreement contained herein cannot be compensated by monetary damages alone, and the Company therefore agrees that Executive, in addition and without limiting any other remedies or rights that Executive may have, either under this Agreement or otherwise, Executive will have the right to obtain an injunction against the Company from any court of competent jurisdiction enjoining any such breach.

        7. Indemnification. The Company shall indemnify, hold harmless and defend Executive with respect to any claims which may be asserted against him by reason of his title, position or acts or omissions in regard to his employment, to the maximum extent permitted by applicable law, except to the extent such acts or omissions constitute gross negligence, willful misconduct or a breach of his obligations hereunder.

        8. Relocation; Location of Performance. (a) The parties acknowledge that Executive and his family reside in Phoenix, Arizona. Executive intends to spend his weekends at home, arriving in Orange County before noon on Monday's and leaving for Arizona after the lunch hour on Friday. At such time as he decides to move his family's residence to California, the parties will reach an agreement with respect to reimbursement of the relocation expenses as is customary


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for Southern California as applied to an incoming President and Chief Operating
Officer of a company similar to the Company.

              (b) Executive's services will be performed primarily in the area of Irvine, California. Executive's performance hereunder will be within such area or its environs. The Company will not be required to reimburse Executive for any expenses he incurs for commuting between Phoenix and Irvine. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder. Such travel will be on a Business Class basis.

        9. Miscellaneous. (a) This Agreement may be assigned by the Company to any successor in interest to its business, which successor in interest will be bound hereby to the same extent as the Company. Executive agrees to perform his duties for such successor in interest to the same extent as he would for the Company.

               (b) This is a personal agreement on the part of Executive and neither this Agreement nor any right or duty hereunder may be sold, assigned, transferred, delegated or conveyed by Executive.

               (c) The waiver by either party of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any subsequent breach by the other party.

               (d) This Agreement is to be governed by and construed in accordance with the laws of the State of California.

               (e) This Agreement states the entire agreement and understanding between the parties and supersedes all prior understandings and agreements.

               (f) No change or modification to this Agreement will be valid unless in writing and signed by both parties hereto.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                               STARTRONIX USA, INC.

                               By:  /s/  Greg Gilbert
                                   __________________________________________

                                   Name: Greg Gilbert
                                        ____________________________________

                                   Title: Executive Chairman & CEO
                                         ___________________________________




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                                /s/ Norman M. Shink
                               _____________________________________________

                             NAME:  Norman M. Shink
                                  _______________________________________


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                        SCHEDULE A - DUTIES AND FUNCTIONS


                      PRESIDENT AND CHIEF OPERATING OFFICER


As the President and Chief Operating Officer of the Company, the Executive shall direct, administer, and coordinate the activities of the organization in support of policies, goals, and objectives established by the Chief Executive Officer and in accordance with the lawful directives of the Company's Board of Directors by performing various duties and responsibilities which shall include but not be limited to the following:

Guide and direct management in the development, production, promotion, and sale of the organization's products and services.

Direct the preparation of short term and long range plans and budgets based on broad corporate goals and growth objectives.

Maintain a sound plan of corporate organization establishing policies to insure adequate management development and to provide for capable management succession.

Develop and install procedures and controls to promote communication and adequate information flow.

Establish operations consistent with the Chief Executive Officer's broad policies and objectives and ensure their execution.

Evaluate the results of overall operations regularly and systematically and report these results to the Chief Executive Officer.

Ensure that the responsibilities, authorities, and accountability of all direct subordinates are defined and understood.

Ensure that all organization activities and operations are carried out in compliance with local, state, and federal regulations and laws governing business operations.








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                          SCHEDULE B - SALARY AND BONUS

         BASE SALARY.       $12,000 monthly, subject to increase.

         SALARY ADJUSTMENT. Quarterly. Executive's salary for each month in a fiscal quarter "will be increased, effective as of the first day of such fiscal quarter, if the Company attained a higher level of estimated Quarterly Net Income (as defined below) for the previous full fiscal quarter of the Company, according to the table below:


             QUARTERLY NET INCOME LEVELS                          MONTHLY SALARY
             ---------------------------                          --------------
less than $1.5 million                                               $12,000

greater than $1.5 million but less than or equal to $3               $15,000
million

greater than $3 million                                              $20,000

         For all purposes of this Schedule B "Quarterly Net Income" means the Company's quarterly net income before income taxes. The Company will deduct from payments of monthly salary to Executive all federal, state and local income tax, FICA, FUTA and other withholdings as required by law. For purposes of this Agreement, the Company's net income and gross sales shall be determined in accordance with generally accepted accounting principles in the United States, applied on a basis consistent with prior periods ("GAAP").

         For all purposes of this Schedule B where the consolidated net income of the Company is to be determined, inter-company transactions and relations shall be charged on a reasonable arm's-length basis and GAAP shall apply, to the extent reasonable and practicable. Further, although consolidated net income can be estimated from quarter to quarter, it is determined with more dependability upon completion and audit of the Company's annual financial statements. Accordingly, within ten (10) days after the delivery to the Board of Directors of StarTronix International, Inc. of the annual report of the Company's independent certified public accountants, the Company and the Executive shall settle their accounts to pay or reimburse, as the case may be, any base salary and bonus payments made to the Executive which were less than or more than that which should have been paid with respect to the just audited fiscal year.

         BONUS; STOCK PURCHASE RIGHTS. As soon as is reasonably practicable following the end of each fiscal quarter and, in any event as of the date on which the Company files a 10Q (or, in the case of the fourth fiscal quarter, a 10K) for such quarter, the Company shall pay Executive a cash bonus equal to two percent (2%) of the Quarterly Net Income for such fiscal quarter, subject to pro ration if the Executive's employment terminated during such fiscal quarter for any reason, on the basis of the actual number of days having elapsed in such quarter until termination.

         The Executive will have the right to purchase, from the last day of the first fiscal quarter of each fiscal year until the last day of the second fiscal quarter of such fiscal year, restricted common stock of StarTronix International, Inc. in an aggregate amount (the "Annual Amount") equal to (i) the aggregate amount of bonuses paid to such Executive in the previous fiscal year pursuant to this Schedule B divided by (ii) 75% of the average closing price of such common stock during the last thirty days of the previous fiscal year (the "Stock Price"). Executive will be entitled to purchase such restricted common stock at a price equal to 75% of the aggregate Stock Price therefor.


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                         STARTRONIX INTERNATIONAL, INC.
                              2402 MICHELSON DRIVE
                                    SUITE 200
                            IRVINE, CALIFORNIA 92715


                                  March 6, 1996



Mr. Norman Shink
2402 Michelson Drive
Suite 200
Irvine, California 92715

Dear Mr. Shink:

         This letter confirms that, so long as you are employed by StarTronix USA, Inc. and you reside in Phoenix, Arizona, StarTronix International, Inc. or StarTronix USA, Inc. will allow you to use its company-owned apartment and automobile when you are working in southern California.

                                         Very truly yours,

                                         STARTRONIX INTERNATIONAL, INC.


                                        By: /s/ Greg Gilbert
                                            ------------------------------
                                            Greg Gilbert, President

GG/jbl